Exhibit 10.9

Commercial Contract

FLORIDA ASSOCIATION OF REALTORS®

1. PURCHASE AND SALE: Star 999 Development, Inc (“Buyer”) agrees to buy and Superior Uniform Group, Inc., successor by merger to Superior Surgical Mfg. Co., Inc. (“Seller”) agrees to sell the property described as: Street Address: 2324 W. Hillsborough Avenue, Tampa, FL

Legal Description: See Exhibit “A” attached hereto and the following Personal Property:

All personal property and fixtures affixed to and a part of the Property as well as all steel shelving and those Items used in the operation of the Property, such as air conditioners, lighting, fencing, carpeting, and the like, (all collectively referred to as the “Property”) on the terms and conditions set forth below. The “Effective Date” of this Contract is the date on which the last of the Parties signs the latest offer. Time is of the essence in this Contract. Time periods of 5 days or less will be computed without including Saturday, Sunday, or national legal holidays and any time period ending on a Saturday, Sunday or national legal holiday will be extended until 5:00 p.m. of the next business day.

2. PURCHASE PRICE:	$3,000,000.00
(a) Deposit held in escrow by see addendum.	$100,000.00
(b) Additional deposit to be made within days from Effective Date	$0.00
(c) Total mortgages (as referenced in Paragraph 3)	$0.00
(d) Other:	$0.00
(e) Balance to close, subject to adjustments and prorations, to be made with cash, locally drawn certified or cashier’s check or wire transfer.	$2,900,000.00

3. THIRD PARTY FINANCING: Within 0 days from Effective Date (“Application Period”), Buyer will, at Buyer’s expense, apply for third party financing in the amount of $0.00. or 0.00% of the purchase price to be amortized over a period of          years and due in no less than 0.00 years end with a fixed interest rate not to exceed ☐ 0.00% per year or variable interest rate not to exceed ☐ 0.00 % at origination with a lifetime cap not to exceed 0.00% from initial rate, with additional terms as follows:

Buyer will pay for the mortgagee title insurance policy and for all loan expenses. Buyer will timely provide any and all credit, employment, financial and other information reasonably required by any lender. Buyer will notify Seller immediately upon obtaining financing or being rejected by a lender. If Buyer, after diligent effort, fails to obtain a written commitment within 0 days from Effective Date (“Financing Period”), Buyer may cancel the Contract by giving prompt notice to Seller and Buyer’s deposit(s) will be returned to Buyer in accordance with Paragraph 9.

Buyer (Illegible) (        ) and Seller (Illegible) (        ) acknowledge receipt of a copy of this page, which is page 1 of 5 Pages.

CC-2 ©1997 Florida Association of Realtors® All Rights Reserved

4. TITLE: Seller has the legal capacity to and will convey marketable title to the Property by ☑ statutory warranty deed ☐ other                                         , free of liens, easements and encumbrances of record or known to Seller, but subject to property taxes for the year of closing; covenants, restrictions and public utility easements of record; and (list any other matters to which title will be subject)                                                             ; provided there exists at closing no violation of the foregoing and none of them prevents Buyer’s intended use of the Property as presently used                                                                                                                           .

(a)	Evidence of Title: Seller will, at (check one) ☑ Seller’s ☐ Buyer’s expense and within 15 days ☑ from Effective Date ☐ prior to Closing Date ☐ from date Buyer meets or waives financing contingency in Paragraph 3, deliver to Buyer (check one) ☑ a title insurance commitment by a Florida licensed title insurer and, upon Buyer recording the deed, an owner’s policy in the amount of the purchase price for fee simple title subject only to exceptions stated above.

☐ an abstract of title, prepared or brought current by an existing abstract firm or certified as correct by an existing firm. However, if such an abstract is not available to Seller, then a prior owner’s title policy acceptable to the proposed insurer as a base for reissuance of coverage. The prior policy will include copies of all policy exceptions and an update in a format acceptable to Buyer from the policy effective date and certified to Buyer or Buyer’s closing agent together with copies of all documents recited in the prior policy and in the update.

(b)	Title Examination: Buyer will, within 15 days from receipt of the evidence of title deliver written notice to Seller of title defects. Title will be deemed acceptable to Buyer if (1) Buyer fails to deliver proper notice of defects or (2) Buyer delivers proper written notice and Seller cures the defects within 45 days from receipt of the notice (“Curative Period”). If the defects are cured within the Curative Period, closing will occur within 10 days from receipt by Buyer of notice of such curing. Seller may elect not to cure defects if Seller reasonably believes any defect cannot be cured within the Curative Period. If the defects are not cured within the Curative Period, Buyer will have 10 days from receipt of notice of Seller’s inability to cure the defects to elect whether to terminate this Contract or accept title subject to existing defects and close the transaction without reduction in purchase price. The party who pays for the evidence of title will also pay related title service fees including title and abstract charges and title examination.

(c)	Survey: (check applicable provisions below)

☐ Seller will, within 10 days from Effective Date, deliver to Buyer copies of prior surveys, plans, specifications, and engineering documents, if any, and the following documents relevant to this transaction:                                         , prepared for Seller or in Seller’s possession, which show all currently existing structures.

☑ Buyer will, at ☐ Seller’s ☐ Buyer’s expense and within the time period allowed to deliver and examine title evidence, obtain a current certified survey of the Property from a registered surveyor. If the survey reveals encroachments on the Property or that the improvements encroach on the lands of another, ☐ Buyer will accept the Property with existing encroachments ☑ such encroachments will constitute a title defect to be cured within the Curative Period.

(d)	Ingress and Egress: Seller warrants that the Property presently has ingress and egress.

(e)	Possession: Seller will deliver possession and keys for all locks and alarms to Buyer at closing.

5. CLOSING DATE AND PROCEDURE: This transaction will be closed in Hiilsborough County, Florida on or before the April 15, 2005 or within      days from Effective Date (“Closing Date”), unless otherwise extended herein. ☑ Seller ☐ Buyer will designate the closing agent. Buyer and Seller will, within      days from Effective Date, deliver to Escrow Agent signed instructions which provide for closing procedure. If an institutional lender is providing purchase funds, lender requirements as to place, time of day, and closing procedures will control over any contrary provisions in this Contract.

(a) Costs: Buyer will pay taxes and recording fees on notes, mortgages and financing statements and recording fees for the deed. Seller will pay taxes on the deed and recording fees for documents needed to cure title detects. If Seller is obligated to discharge any encumbrance at or prior to closing and fails to do so, Buyer may use purchase proceeds to satisfy the encumbrances.

(b) Documents: Seller will provide the deed, bill of sale, mechanic’s lien affidavit, assignments of leases, updated rent roll, tenant and lender estoppel letters, assignments of permits and licenses, corrective instruments and letters notifying tenants of the change in ownership/rental agent. If any tenant refuses to execute an estoppel letter, Seller will certify that information regarding the tenant’s lease is correct. If Seller is a corporation, Seller will deliver a resolution of its Board of Directors authorizing the sale and delivery of the deed and certification by the corporate Secretary certifying the resolution and setting forth facts showing the conveyance conforms with the requirements of local law. Seller will transfer security deposits to Buyer. Buyer will provide the closing statement, mortgages and notes, security agreements and financing statements.

Buyer (Illegible) (        ) and Seller (Illegible) (        ) acknowledge receipt of a copy of this page, which is page 2 of 5 Pages.

(c) Taxes, Assessments, and Prorations: The following items will be made current and prorated ☑ as of Closing Date

☐ as of                                         : real estate taxes, bond and assessment payments assumed by Buyer, interest, rents, association dues, insurance premiums acceptable to Buyer, operational expenses and                                         . If the amount of taxes and assessments for the current year cannot be ascertained, rates for the previous year will be used with due allowance being made for improvements and exemptions. Seller is aware of the following assessments affecting or potentially affecting the Property:                                                                                                       Buyer will be responsible for all assessments of any kind which become due and owing on or after Effective Date, unless the improvement is substantially completed as of Closing Date, in which case Seller will be obligated to pay the entire assessment.

(d) FIRPTA Tax Withholding: The Foreign Investment in Real Property Act (“FIRPTA”) requires Buyer to withhold at closing a portion of the purchase proceeds for remission to the Internal Revenue Service (“I.R.S.”) if Seller is a “foreign person” as defined by the Internal Revenue Code. The parties agree to comply with the provisions of FIRPTA and to provide, at or prior to closing, appropriate documentation to establish any applicable exemption from the withholding requirement. If withholding is required and Buyer does not have cash sufficient at closing to meet the withholding requirement, Seller will provide the necessary funds and Buyer will provide proof to Seller that such funds were properly remitted to the I.R.S.

6. ESCROW: Buyer and Seller authorize see addendum

Telephone:                                          Facsimile:                     Address:                                                              to act as “Escrow Agent” to receive funds and other items and, subject to clearance, disburse them in accordance with the terms of this Contract. Escrow Agent will deposit all funds received in ☑ a non-interest bearing escrow account ☐ an interest bearing escrow account with interest accruing to                                          with interest disbursed (check one) ☐ at closing ☐ at                                          intervals. If Escrow Agent receives conflicting demands or has a good faith doubt as to Escrow Agent’s duties or liabilities under this Contract, he/she may (a) hold the subject matter of the escrow until the parties mutually agree to its disbursement or until issuance of a court order or decision of arbitrator determining the parties’ rights regarding the escrow or (b) deposit the subject matter of the escrow with the clerk of the circuit court having jurisdiction over the dispute. Upon notifying the parties of such action, Escrow Agent will be released from all liability except for the duty to account for items previously delivered out of escrow. If a licensed real estate broker, Escrow Agent will comply with applicable provisions of Chapter 475, Florida Statutes. In any suit or arbitration in which Escrow Agent is made a party because of acting as agent hereunder or interpleads the subject matter of the escrow, Escrow Agent will recover reasonable attorneys’ fees and costs at all levels, with such fees and costs to be paid from the escrowed funds or equivalent and charged and awarded as court or other costs in favor of the prevailing party. The parties agree that Escrow Agent will not be liable to any person for misdelivery to Buyer or Seller of escrowed items, unless the misdelivery is due to Escrow Agent’s willful breach of this Contract or gross negligence.

7. PROPERTY CONDITION: Seller will deliver the Property to Buyer at the time agreed in its present “as is” condition, ordinary wear and tear excepted, and will maintain the landscaping and grounds in a comparable condition. Seller makes no warranties other than marketability of title. By accepting the Property “as is,” Buyer waives all claims against Seller for any defects in the property. (Check (a) or (b))

☐ (a) As Is: Buyer has inspected the Property or waives any right to inspect and accepts the Property in its “as is” condition.

☑ (b) Due Diligence Period: Buyer will, at Buyer’s expense and within 60 days from Effective Date (“Due Diligence Period”), determine whether the Property is suitable, in Buyer’s sole and absolute discretion, for Buyer’s intended use and development of the Property as specified in Paragraph 4. During the Due Diligence Period, Buyer may conduct any tests, analyses, surveys and investigations (“Inspections”) which Buyer deems necessary to determine to Buyer’s satisfaction the Property’s engineering, architectural, environmental properties; zoning and zoning restrictions; flood zone designation and restrictions; subdivision regulations; soil and grade; availability of access to public roads, water, and other utilities; consistency with local, state and regional growth management and comprehensive land use plans; availability of permits, government approvals and licenses; compliance with American with Disabilities Act; absence of asbestos, soil and ground water contamination; and other inspections that Buyer deems appropriate to determine the suitability of the Property for Buyer’s intended use and development. Buyer shall deliver written notice to Seller prior to the expiration of the Due Diligence Period of Buyer’s determination of whether or not the Property is acceptable, Buyer’s failure to comply with this notice requirement shall constitute acceptance of the Property in its present “as is” condition. Seller grants to Buyer, its agents, contractors and assigns, the right to enter the Property at any time during the Due Diligence Period for the purpose of conducting Inspections; provided, however, that Buyer, its agents, contractors and assigns enter the Property and conduct Inspections at their own risk. Buyer shall indemnity and hold Seller harmless from losses, damages, costs, claims and expenses of any nature, including attorneys’ fees at all levels, and from liability to any person, arising from the conduct of any and all inspections or any work authorized by Buyer. Buyer will not engage in any activity that could result in a mechanic’s lien being filed against the Property without Seller’s prior written consent. In the event this transaction does not close. (1) Buyer shall repair all damages to the Property resulting from the Inspections and return the Property to the condition it was in prior to conduct of the Inspections, and (2) Buyer shall, at Buyer’s expense, release to Seller all reports and other work generated as a result of the Inspections. Should Buyer deliver timely notice that the Property is not acceptable, Seller agrees that Buyer’s deposit shall be immediately returned to Buyer and the Contract terminated.

Buyer (Illegible) (        ) and Seller (Illegible) (        ) acknowledge receipt of a copy of this page, which is page 3 of 5 Pages.

(c) Walk-through Inspection: Buyer may, on the day prior to closing or any other time mutually agreeable to the parties, conduct a final “walk-through” inspection of the Property to determine compliance with this paragraph and to ensure that all Property is on the premises.

(d) Disclosures:

1. Radon Gas: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

2. Energy Efficiency: Buyer may have determined the energy efficiency rating of the building, if any is located on the Real Property.

8. OPERATION OF PROPERTY DURING CONTRACT PERIOD: Seller will continue to operate the Property and any business conducted on the Property in the manner operated prior to Contract and will take no action that would adversely impact the Property, tenants, lenders or business, if any. Any changes, such as renting vacant space, that materially affect the Property or Buyer’s intended use of the Property will be permitted ☑ only with Buyer’s consent ☐ without Buyer’s consent.

9. RETURN OF DEPOSIT: Unless otherwise specified in the Contract, in the event any condition of this Contract is not met and Buyer has timely given any required notice regarding the condition having not been met, Buyer’s deposit will be returned in accordance with applicable Florida laws and regulations.

10. DEFAULT:

(a) In the event the sale is not closed due to any default or failure on the part of Seller other than failure to make the title marketable after diligent effort, Buyer may either (1) receive a refund of Buyer’s deposit(s) or (2) seek specific performance. If Buyer elects a deposit refund, Seller will be liable to Broker for the full amount of the brokerage fee.

(b) In the event the sale is not closed due to any default or failure on the part of Buyer, Seller may either (1) retain all deposit(s) paid or agreed to be paid by Buyer as agreed upon liquidated damages, consideration for the execution of this Contract, and in full settlement of any claims, upon which this Contract will terminate or (2) seek specific performance. If Seller retains the deposit, Seller will pay the Listing and Cooperating Brokers named in Paragraph 12 fifty percent of all forfeited deposits retained by Seller (to be split equally among the Brokers) up to the full amount of the brokerage fee.

11. ATTORNEY’S FEES AND COSTS: In any claim or controversy arising out of or relating to this Contract, the prevailing party, which for purposes of this provision will include Buyer, Seller and Broker, will be awarded reasonable attorneys’ fees, costs and expenses.

12. BROKERS: Neither Buyer nor Seller has utilized the services of, or for any other reason owes compensation to, a licensed real estate Broker other than:

(a) Listing Broker: Klein & Heuchan, Inc. who is ☑ an agent of Seller ☐ a transaction broker ☐ a nonrepresentative and who will be compensated by ☑ Seller ☐ Buyer ☐ both parties pursuant to ☐ a listing agreement ☐ other (specify)

(b) Cooperating Broker: Joanne Kearney Real Estate, Inc. who is ☑ an agent of Buyer ☐ a transaction broker ☐ a nonrepresentative and who will be compensated by ☐ Buyer ☑ Seller ☐ both parties pursuant to ☑ an MLS or other offer of compensation to a cooperating broker ☐ other (specify)

(collectively referred to as “Broker”) in connection with any act relating to the Property, including but not limited to inquiries, introductions, consultations and negotiations resulting in this transaction. Seller and Buyer agree to indemnify and hold Broker harmless from and against losses, damages, costs and expenses of any kind, including reasonable attorneys’ fees at all levels, and from liability to any person, arising from (1) compensation claimed which is inconsistent with the representation in this Paragraph, (2) enforcement action to collect a brokerage fee pursuant to Paragraph 10, (3) any duty accepted by Broker at the request of Buyer or Seller, which duty is beyond the scope of services regulated by Chapter 475, F.S., as amended, or (4) recommendations of or services provided and expenses incurred by any third party whom Broker refers, recommends or retains for or on behalf of Buyer or Seller.

13. ASSIGNABILITY; PERSONS BOUND: This Contract may be assigned to a related entity, and otherwise ☐ is not assignable ☐ is assignable. The terms “Buyer,” “Seller” and “Broker” may be singular or plural. This Contract is binding upon Buyer, Seller and their heirs, personal representatives, successors and assigns (if assignment is permitted).

Buyer (Illegible) (        ) and Seller (Illegible) (        ) acknowledge receipt of a copy of this page, which is page 4 of 5 Pages.

14. OPTIONAL CLAUSES: (Check if any of the following clauses are applicable and are attached as an addendum to this Contract):

☐ Arbitration	☐ Seller Warranty	☐ Existing Mortgage
☐ Section 1031 Exchange	☐ Coastal Construction Control Line	☑ Other Exhibit A
☐ Property Inspection and Repair	☐ Flood Area Hazard Zone	☑ Other Addendum
☐ Seller Representations	☐ Seller Financing	☐ Other _______________________

15. MISCELLANEOUS: The terms of this Contract constitute the entire agreement between Buyer and Seller. Modifications of this Contract will not be binding unless in writing, signed and delivered by the party to be bound. Signatures, initials, documents referenced in this Contract, counterparts and written modifications communicated electronically or on paper will be acceptable for all purposes, including delivery, and will be binding. Handwritten or typewritten terms inserted in or attached to this Contract prevail over preprinted terms. If any provision of this Contract is or becomes invalid or unenforceable, all remaining provisions will continue to be fully effective. This Contract will be construed under Florida law and will not be recorded in any public records. Delivery of any written notice to any party’s agent will be deemed delivery to that party.

THIS IS INTENDED TO BE A LEGALLY BINDING CONTRACT. IF NOT FULLY UNDERSTOOD, SEEK THE ADVICE OF AN ATTORNEY PRIOR TO SIGNING. BROKER ADVISES BUYER AND SELLER TO VERIFY ALL FACTS AND REPRESENTATIONS THAT ARE IMPORTANT TO THEM AND TO CONSULT AN APPROPRIATE PROFESSIONAL FOR LEGAL ADVICE (FOR EXAMPLE, INTERPRETING CONTRACTS, DETERMINING THE EFFECT OF LAWS ON THE PROPERTY AND TRANSACTION, STATUS OF TITLE, FOREIGN INVESTOR REPORTING REQUIREMENTS, ETC.) AND FOR TAX, PROPERTY CONDITION, ENVIRONMENTAL AND OTHER SPECIALIZED ADVICE. BUYER ACKNOWLEDGES THAT BROKER DOES NOT OCCUPY THE PROPERTY AND THAT ALL REPRESENTATIONS (ORAL, WRITTEN OR OTHERWISE) BY BROKER ARE BASED ON SELLER REPRESENTATIONS OR PUBLIC RECORDS UNLESS BROKER INDICATES PERSONAL VERIFICATION OF THE REPRESENTATION. BUYER AGREES TO RELY SOLELY ON SELLER, PROFESSIONAL INSPECTORS AND GOVERNMENTAL AGENCIES FOR VERIFICATION OF THE PROPERTY CONDITION, SQUARE FOOTAGE AND FACTS THAT MATERIALLY AFFECT PROPERTY VALUE.

DEPOSIT RECEIPT: Deposit of $                     by ☐                      check ☐ other                                          received on                                         ,                      by

                                    Signature of Escrow Agent

OFFER: Buyer offers to purchase the Property on the above terms and conditions. Unless acceptance is signed by Seller and a signed copy delivered to Buyer or Buyer’s agent no later than 4:00 ☐ a.m. ☑ p.m. on February 4, 2005, Buyer may revoke this offer and receive a refund of all deposits.

Date:	BUYER:	/s/ Illegible	Tax ID No:

Title:	Telephone:	Facsimile:

Address:

Date:	BUYER:	Tax ID No:

Title:	Telephone:	Facsimile:

Address:

ACCEPTANCE: Seller accepts Buyer’s offer and agrees to sell the Property on the above terms and conditions (☒ subject to the attached counter offer).

Date:	3/7/05	SELLER:	/s/ Illegible	Tax ID No:	11 1385670

Title:	Vice President	Telephone:	727-805-7170	Facsimile:	727-803-2686

Address:

Date:	SELLER:	Tax ID No:

Title:	Telephone:	Facsimile:

Address:

Buyer (Illegible) (        ) and Seller (Illegible) (        ) acknowledge receipt of a copy of this page, which is page 5 of 5 Pages.

The Florida Association of REALTORS makes no representation as to the legal validity or adequacy of any provision of this form in any specific transaction. This standardized form should not be used in complex transactions or with extensive riders or additions. This form is available for use by the entire real estate industry and is not intended to identify the user as a REALTOR. REALTOR is a registered collective membership mark which may be used only by real estate licensees who are members of the NATIONAL ASSOCIATION OF REALTORS and who subscribe to its Code of Ethics.

The copyright laws of the United States (17 U.S. Code) forbid the unauthorized reproduction of this form by any means including facsimile or computerized forms.

CC-2	© 1997 Florida Association of REALTORS® All Rights Reserved

ADDENDUM 1 COMMERCIAL CONTRACT

This Addendum 1 is made part of that certain Commercial Contract (the “Contract”) of even date herewith by and between Superior Uniform Group, Inc. (the “Seller”), and Star 999 Development, Inc. its successors and/or assigns (the “Buyer”). In the event of a conflict or inconsistency between this Addendum and the Contract, the terms and conditions of this Addendum shall be deemed controlling. Unless otherwise indicated, capitalized terms used in this Addendum shall have the same meaning as given to such terms in the Contract. In addition to the obligations of Seller and Buyer contained in the Contract, Seller and Buyer hereby agree as follows:

J. Additional Representations, Warranties and Covenants of Seller. Seller represents, warrants and covenants to and with the Buyer that:

(a) Power and Authorization. Seller has full power and authority to enter into this Contract, to sell the Property, and to execute and deliver all other documents and to incur the obligations provided for herein, all of which have been authorized by all proper and necessary action.

(b) Pending Actions. Seller is not aware of any civil or criminal action, investigation, suit or litigation, and no action or investigation is pending or, to the knowledge of Seller, threatened before or by any court or administrative or governmental agency which might have a material adverse impact on the Property or financial condition of Seller.

(c) Adverse Information. Seller has received no notice of any change contemplated in any applicable laws, ordinances or restrictions, or of any judicial or administrative action or of any action by adjacent landowners, or has any written correspondence, documents reports or information which would prevent, limit, impede or render more costly the present use of and insurance on, the Property. Seller has not received any notices from any insurance company of any defects or inadequacies in the Property or any improvements which would materially and adversely affect the insurability of the Property or the improvements or the premiums for the insurance on the Property. Seller has no knowledge of any conditions, other than normal zoning regulations, that would restrict the use of the Property or make such development more expensive.

(d) Compliance With Laws. Seller has received no notice of any violation of any applicable laws, ordinances, regulations statues, rules and restrictions pertaining to an affecting the Property.

(e) Parties in Possession. Except for the Seller, there are not other parties in possession of any portion of the Property, whether as lessees, tenants at sufferance, trespassers or otherwise.

(f) Operation of Property. During the period between the date hereof and the Closing Date, Seller shall: comply with all state and municipal laws, ordinances, regulations and orders relating to the Property to the extent required; comply with all the terms, conditions and provisions of any leases, mortgages, agreements, insurance policies and other contractual arrangements relating to the Property, make all payments due thereunder and suffer no default therein; operate, manage and maintain the Property in the same manner as it has in the past and keep the Property in good condition and repair; promptly notify Buyer in writing if any material change occurs in the occupancy or conditions affecting the Property.

Buyer’s initials: Illegible         Seller’s initials: Illegible

(g) Service Contracts. At closing, there will be no employees, contracts, agreements, service or maintenance contracts or the like in existence with respect to the Property and which will burden or effect the Property after closing.

(h) Environmental Compliance. To the best of the Seller’s knowledge, the Property has never been used as a landfill or dump and is not in violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene or to the environmental conditions on, under or about the Property including, but not limited to, soil and groundwater condition and during the time in which Seller owned the Property, neither Seller not, to the best of Seller’s knowledge, any third party has used, generated, manufactured, stored or disposed of on, under or about the Property or transported to or from the Property any “hazardous substances,” or “toxic substances” as defined in such laws.

(i) Title to Property. Seller owns fee simple title to the Property, which at the time of closing will be free and clear of all restrictions, liens, encumbrances, easements, exceptions, Uniform Commercial Code financing statements and security interests of every kind and character, except for those exceptions to the Title Commitment permitted by Buyer. There are no encroachments upon the Property and any improvements thereon do no encroach on any easement or on any land not included within the boundary lines of the Property, and there are no neighboring improvements encroaching on the Property. The Survey and Title Commitment shall in a form reasonably acceptable to Buyer, The Title Commitment and copies of all Exceptions thereto shall be issued by the Escrow Agent and delivered to Buyer within fifteen (15) days from the Effective Date.

K. Truth of Representations and Warranties at Closing. The foregoing covenants, representations and warranties shall be deemed to have been automatically reaffirmed and restated by Seller in their entirety as of closing except for any changes in any foregoing that occurs and is disclosed by Seller to Buyer expressly and in writing at any time prior to closing. The representations and warranties of Seller as set forth herein shall be true and correct as of the date of closing, and shall survive the Closing.

L. Counterparts; Telecopy Signatures. The Contract and this Addendum may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one counterpart has been signed by each party and delivered to the other party hereto. Telecopied signature pages on the Contract and this Addendum may be relied upon by all parties hereto and shall constitute an original counterpart signature.

M. Brokerage. Buyer and Seller warrant each to me other that they have not dealt with any real estate broker or salesperson with regard to this transaction except for the brokers listed in the Contract. Buyer agrees to indemnify and hold Seller harmless from any and all commissions claimed by any broker or third party arising by virtue of this transaction whose commissions might legally arise from acts of Buyer. Seller agrees to indemnify and hold Buyer harmless from any and all commissions claimed by any broker or third party arising by virtue of this transaction whose commissions might legally arise from acts of Seller. Seller acknowledges that certain principals of Buyer are licensed real estate salesmen and broker, and they may share in the commission.

N. Disclosure by Seller. In order to assist Buyer, within five (5) business days from the Effective Date, Seller shall provide to Buyer only to the extent available, copies of any and all

Buyer’s initials: Illegible         Seller’s initials: Illegible

environmental reports, plans, insurance reports, surveys, and other material documents tests, books, materials, instructional manuals, warranties, information and records relating to the Property and the operation of the Property.

O. Eminent Domain Proceedings. At Closing Seller shall assign any and all rights to any pending eminent domain proceedings relating to the Property. If Seller shall have received any eminent domain proceeds for any action pending at the time of Closing, then Buyer shall receive a credit at Closing for any such proceeds, During the pendency of this Contract, Seller agrees that it will not settle the pending condemnation action, including without limitation, the timing of any taking or compensation for the taking without Buyer’s prior approval.

Buyer’s initials: Illegible         Seller’s initials: Illegible

Addendum to Contract FLORIDA ASSOCIATION OF REALTORS®

Addendum No. 2 to the Contract dated February 7, 2005 between Superior Uniform Group, Inc., successor by merger to Superior Surgical Mfg.Co., Inc. (Seller) and Star 999 Development, Inc. (Buyer) concerning the property described as: 2324 W. Hillsborouqh Ave. , Tampa, FL

(the “Contract”). Buyer and Seller make the following terms and conditions part of the Contract:

1. Purchase Price: Line #13 - Changed to $3,250,000.

2. Additional Deposit: Line #15 - Forty-Five (45) days from the Effective Date of the Contract, an additional $100,000 earnest money deposit shall be placed in escrow.

3. Balance to Close; Line #18 - $3,050,000.

4. Line #61 - Survey at Buyer’s expense.

5. Closing Date: Line #68 - November 30, 2005.

6. Escrow: Line #97 - Buyer & Seller authorize Klein & Huechan, Inc. to act as Escrow Agent.

7. Due Diligence: Line #119 - Due Diligence shall be Forty-five (45) days.

8. Operation of Property: Line #154 - Seller shall continue to operate the property as a warehouse, retail store and sewing operation through the contract period.

9. Line #57 - Seller to deliver copies of all surveys, etc. within ten (10) calendar days of the Effective Date.

10. Post Possession. Seller agrees to give Buyer notice 90 days in advance of the Closing Date of its intent to continue to occupy the premises past November 30, 2005 (such 90 day notice being given to Buyer by September 2, 2005). If Seller elects to remain in occupancy past the Closing Date, Seller agrees to enter into a lease agreement to take effect on December 1, 2005 for a period up to November 30, 2006 at a rate of $21,600 per month, payable in advance on the 1st day of each month, plus applicable sales taxes. Seller will be responsible for all property related utilities, maintenance, real estate taxes, liability and property insurance during the term of the lease. Buyer and Seller agree to negotiate in good faith during the Due Diligence period the terms and conditions of a standard commercial lease agreement to be used in the event Seller remains in occupancy past the Closing Date. Seller agrees to provide a security deposit equal to one (1) month’s rent as a condition of the lease. At any time after September 2, 2005 Seller can give Buyer 90 days prior written notice of Seller’s intent to vacate the premises and the rent will stop on the date Seller vacates and will be prorated for any partial month. By way of example, if Seller gives notice on September 2, 2005 of its intent to hold over beyond the Closing Date and then notifies Buyer on October 1, 2005 of its intent to vacate the premises on December 29, 2005, Seller will owe the Buyer rent for 29 days.

11. Line #101 - Escrow Agent will deposit all funds into an interest bearing escrow account with interest accruing to the benefit of Buyer with interest disbursed at closing.

Date:	3-15-05	Buyer:	/s/ Illegible

Date:		Buyer:

Date:	March 21, 2005	Seller:	/s/ Illegible
Illegible
Vice President

Date:		Seller:
Superior Uniform Group, Inc.

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Order No: 41258278CA

Reference No:   05-330

Exhibit “A”

A tract of land in the Northwest quarter of the Northwest quarter of the Northwest quarter of Section 2, Township 29 South, Range 18 East, Hillsborough County, Florida, described as follows:

From the Northwest corner of said Section 2, run South along the West boundary of said Section 2 a distance of 40.0 feet, run thence North 89 degrees 30 minutes 30 seconds East along the South right-of-way line of Hillsborough Avenue (State Road No. 600 as it existed prior to July 20th 1995), parallel to and 40.0 feet South of the North boundary of said Section 2 a distance of 182.0 feet to a Point of Beginning; From said point of beginning continue North 89 degrees 30 minutes 30 seconds East along said South right-of-way line of Hillsborough Avenue, a distance of 487.82 feet to a point on the East Boundary of the Northwest quarter of the Northwest quarter of the Northwest quarter of said Section 2; run thence along the East Boundary of the Northwest quarter of the Northwest quarter of the Northwest quarter of said Section 2, a distance of 627.21 feet to the Southeast Corner of said Northwest quarter of the Northwest quarter of the Northwest quarter of Section 2; run thence South 89 degrees 14 minutes 15 seconds West along the south boundary of said Northwest quarter of the Northwest quarter of the Northwest quarter of Section 2, a distance of 620.22 feet; run thence North, parallel to and 49.0 feet East of the West boundary of said Section 2, a distance of 179.23 feet to a point which is 490.90 feet South of the North boundary of said Section 2; run thence North 89 degrees 30 minutes 30 seconds East a distance of 120.0 feet; run thence North 150.0 feet; run thence South 89 degrees 30 minutes 30 seconds West a distance of 120.0 feet; run thence North, a distance of 150.0 feet; run thence North 89 degrees 30 minutes 30 seconds East, a distance of 120.0 feet; run thence North 50.0 feet; run thence North 89 degrees 30 minutes 30 seconds East a distance of 13.0 feet; run thence North 100.9 feet to the Point of Beginning.

LESS AND EXCEPT right-of-way for West Hillsborough Avenue (State Road No. 600) as described in Order of Taking recorded in Official Records Book 12392, Page 1297 of the Public Records of Hillsborough County, Florida.

AND LESS AND EXCEPT:

A tract of land in the Northwest quarter of the Northwest quarter of the Northwest quarter of Section 2, Township 29 South, Range 18 East, Hillsborough County, Florida, described as follows:

From the Northwest corner of said Section 2, run South along the West boundary of said Section 2 a distance of 40.0 feet, run thence North 89 degrees 30 minutes 30 seconds East along the South right-of-way line of Hillsborough Avenue (State Road No. 600 as it existed prior to July 20th 1995), parallel to and 40.0 feet South of the North boundary of said Section 2 a distance of 182.0 feet to a Point of Beginning; From said Point of Beginning continue North 89 degrees 30 minutes 30 seconds East along said South right-of-way line of Hillsborough Avenue a distance of 170.0 feet; run thence South 0 degrees 01 minutes 01 seconds West a distance of 255.26 feet; run thence South 89 degrees 14 minutes 15 seconds West parallel to and 373.5 feet North of the South boundary of said Northwest quarter of the Northwest quarter of Northwest quarter of said Section 2, a distance of 182.93 feet to a point which is 169.0 feet East of the West boundary of said Section 2; run thence North parallel to the West boundary of said Section 2 a distance of 155.26 feet; run thence North 89 degrees 30 minutes 30 seconds East a distance of 13.0 feet; and thence North a distance of 100.9 feet to the Point of Beginning;

AND LESS AND EXCEPT:

A tract of land in the Northwest quarter of the Northwest quarter of the Northwest quarter of Section 2, Township 29 South, Range 18 East, Hillsborough County, Florida, described as follows:

From the Northwest corner of said Section 2, run South along the West boundary of said Section 2 a distance of 40.0 feet, run thence North 89 degrees 30 minutes 30 seconds East along the South right-of-way line of Hillsborough Avenue (State Road No. 600 as it existed prior to July 20th 1995), parallel to and 40.0 feet South of the North boundary of said Section 2, a distance of 352.0 feet to a Point of Beginning; From said point of beginning continue North 89 degrees 30 minutes 30 seconds East along said South right-of-way line of Hillsborough Avenue a distance of 317.82 feet to a point on the East Boundary of the Northwest quarter of the Northwest quarter of the Northwest quarter of said Section 2; run thence South 00 degrees 02 minutes 48 seconds West along said East boundary of the Northwest quarter of the Northwest quarter of the Northwest quarter of Section 2, and along the West right-of-way line of Howard Avenue, of distance of 253.71 feet; run thence South 89 degrees 14 minutes 15 seconds West, parallel to and 373.5 feet North of the South boundary of said Northwest quarter of the Northwest quarter of the Northwest quarter of Section 2, a distance of 317.71 feet to a point which is 351.93 feet East of the West boundary of said Section 2; run thence North 00 degrees, 01 minutes, 01 seconds East, a distance of 255.26 feet to the Point of Beginning;

AND LESS AND EXCEPT:

A tract of land in the Northwest quarter of the Northwest quarter of the Northwest quarter of Section 2, Township 29 South, Range 18 East, Hillsborough County, Florida, described as follows:

From the Northwest corner of said Section 2, run South along the West boundary of said Section 2 a distance of 40.0 feet, run thence North 89 degrees 30 minutes 30 seconds East along the South right-of-way line of Hillsborough Avenue (State Road No. 600 as it existed prior to July 20th 1955), parallel to and 40.0 feet South of the North boundary of said Section 2 a distance of 182.0 feet: run thence South a distance of 100.9 feet; run thence South 89 degrees 30 minutes 30 seconds West, a distance of 13.0 feet to a point which is 169.0 feet East of the West boundary of said Section 2, run thence South parallel to and 169.0 feet East of the West boundary of said Section 2, a distance of 50.0 feet to a Point of Beginning; From said Point of Beginning, continue South a distance of 150.0 feet to a point which is 340.9 feet South of the North boundary of said Section 2; run thence South 89 degrees 30 minutes 30 seconds West, parallel to and 340.9 feet South of the North boundary of said Section 2, a distance of 115.47 feet to a point on the East right-of-way line of Armenia Avenue; run thence Northeasterly along said East right-of-way line of Armenia Avenue along a curve to the right (radius- 493.0 feet) a distance of 62.45 feet (chord-62.41 feet, chord bearing-North 4°14’15” East); continue thence Northeasterly along the said East right-of-way line of Armenia Avenue, and along a curve to the left (radius-507.0 feet) a distance of 69.94 feet (chord-69.88 feet; chord bearing-North 3 degrees 54’52” East); run thence North 0 degrees 02’15” West, along said East right-of-way line of Armenia Avenue, a distance of 18.12 feet to a point which is 190.9 feet South of the North boundary of said Section 2; run thence North 89 degrees 30 minutes 30 seconds East, parallel and 190.9 feet South of said North boundary of Section 2, a distance of 106.05 feet to Point of Beginning.

AND LESS AND EXCEPT:

A tract of land in the Northwest quarter of the Northwest quarter of the Northwest quarter of Section 2, Township 29 South, Range 18 East, Hillsborough County, Florida, described as follows:

From the Northwest corner of said Section 2, run South along the West boundary of said Section 2 a distance of 40.0 feet, run thence North 89 degrees 30 minutes 30 seconds East along the South right-of-way line of Hillsborough Avenue (State Road No. 600 as it existed prior to July 20th 1995), parallel to and 40.0 feet South of the North boundary of said Section 2 a distance of 182.0 feet; run thence South a distance of 100.9 feet; run thence South 89 degrees 30 minutes 30 seconds West, a distance of 13.0 feet to a point which is 169.0 feet East of the West boundary of said Section 2, run thence South parallel to and 169.0 feet East of the West boundary of said Section 2, a distance of 200.0 feet to a Point of Beginning; From said Point of Beginning, continue South a distance of 150.0 feet to a point which is 490.9 feet South of the North boundary of said Section 2; run thence South 89 degrees 30 minutes 30 seconds West, parallel to and 490.9) feet South of the North boundary of said Section 2, a distance of 120.00 feet; run thence South, parallel to and 490.0 feet East of the West boundary of said Section 2, a distance of 1.0 foot; run thence North 89 degrees 30 minutes 30 seconds East a distance of 121.0 feet; run thence North a distance of 151.0 feet; run thence South 89 degrees 30 minutes 30 seconds West a distance of 1.0 foot to the Point of Beginning.

AND LESS AND EXCEPT right-of-way for Armenia Avenue;

TOGETHER WITH:

A non-exclusive easement for ingress and egress from and to West Hillsborough Avenue over and across the following described property, to wit:

A tract of land in the Northwest quarter of the Northwest quarter of the Northwest quarter of Section 2, Township 29 South, Range 18 East, Hillsborough County, Florida, described as follows; From the Northwest corner of said Section 2, run South along the West boundary of said Section 2 a distance of 40.0 feet, run thence North 89 degrees 30 minutes 30 seconds East along the South right-of-way line of Hillsborough Avenue (State Road No. 600 as it existed prior to July 20th 1995), parallel to and 40.0 feet South of the North boundary of said Section 2, a distance of 352.0 feet to a Point of Beginning; From said point of beginning, run South 00 degrees 01 minutes 01 seconds West a distance of 255.26 feet; run thence North 89 degrees 14 minutes 15 seconds East, parallel to and 373.5 feet North of the South boundary of said Northwest quarter of the Northwest quarter of the Northwest quarter of said Section 2, a distance of 31.22 feet; run thence Northwesterly along the arc of a curve to the right, a distance of 25.35 feet, radius of 16.0 feet, chord bearing of North 45 degrees 22 minutes 18 Seconds West, a chord distance of 22.78 feet: run thence North 00 degrees 01 minutes 01 seconds East a distance of 238.77 feet to a point on the South right-of-way line of Hillsborough Avenue; run thence South 89 degrees 30 minutes 30 seconds West, along said South right-of-way line of Hillsborough Avenue a distance of 15.0 feet to the Point of Beginning.

LESS AND EXCEPT right-of-way for West Hillsborough Avenue (State Road No. 600) as described in Order of Taking recorded in Official Records Book 12392, Page 1297 of the of the Public Records of Hillsborough County, Florida.

AND

TOGETHER WITH:

A non-exclusive easement for ingress and egress from and to West Hillsborough Avenue over and across the following described property, to wit:

A tract of land in the Northwest quarter of the Northwest quarter of the Northwest quarter of Section 2, Township 29 South, Range 18 East, Hillsborough County, Florida, described as follows: From the Northwest corner of said Section 2, run South along the West boundary of said Section 2 a distance of 40.0 feet, run thence North 89 degrees 30 minutes 30 seconds East along the South right-of-way line of Hillsborough Avenue (State Road No. 600 as it existed prior to July 20th 1995), parallel to and 40.0 feet South of the North boundary of said Section 2, a distance of 337.0 feet to a Point of Beginning; From said point of beginning, continue North 89 degrees 30 minutes 30 seconds East along said South right-of-way line of Hillsborough Avenue a distance of 15.0 feet; run thence South 00 degrees; 01 minutes 01 seconds West a distance of 255.26 feet; run thence South 89 degrees 14 minutes 15 seconds West, parallel to and 373.5 feet North of the South boundary of said Northwest quarter of the Northwest quarter of the Northwest quarter of Section 2, a distance of 30.78 feet; run thence Northeasterly along the arc of a curve to the left a distance of 24.91 feet, with a radius of 16.0 feet, chord bearing North 44 degrees 37 minutes 42 seconds East, a chord distance of 22.47 feet; run thence North 0 degrees 01 minutes 01 seconds East a distance of 239.55 feet to the Point of Beginning.

LESS AND EXCEPT right-of-way for West Hillsborough Avenue (State Road No. 600) as described in Order of Taking recorded in Official Records Book 12392, Page 1297 of the of the Public Records of Hillsborough County, Florida.